Exhibit 99.1
August 8, 2023
USD Partners LP Announces Second Quarter 2023 Results
Houston, TX - USD Partners LP (NYSE: USDP) (the “Partnership”) announced today its operating and financial results for the three and six months ended June 30, 2023. Financial highlights with respect to the second quarter of 2023 include the following:
•Generated Net Income of $4.6 million
•Reported Net Cash Used in Operating Activities of $1.3 million, Adjusted EBITDA(1) of $5.8 million and Distributable Cash Flow(1) of $1.1 million
•Announced new three-month, rail-to-truck Terminalling Services Agreement with a third-party customer at the Partnership’s Stroud Terminal; the new customer is entering into the agreement as a trial period to test the Stroud Terminal as a destination for its waxy crude oil production out of the Uinta Basin

“During the second quarter, we remained focused on existing and new commercial opportunities at the Partnership’s Hardisty and Stroud terminals and our DRUbit™ by Rail™ network, and we remain optimistic that this focus will lead to longer-term, take-or-pay commitments with our new and existing customers, in the future,” said Dan Borgen, the Partnership’s Chief Executive Officer. “Also, in anticipation of our revolving credit facility maturity date in November 2023, we have engaged our bank group with the help of advisors. We are pleased to have executed an amendment and interim waiver to our revolving credit agreement that will give us time to work with the bank group regarding the term maturity and are encouraged by our discussions to date. As previously mentioned, we continue to evaluate strategic alternatives as it relates to the Partnership’s liquidity position and we look forward to keeping our investors up to date on our progress when appropriate in the coming months.”

Stroud Terminal Short-Term Agreement
In June 2023, we entered into a three-month rail-to-truck terminalling services agreement with a new third-party customer at the Stroud Terminal. The short-term agreement includes take-or-pay provisions with a minimum volume commitment. The customer is entering into the agreement as a trial period to test the Stroud Terminal as a destination for its waxy crude oil production out of the Uinta Basin. If the testing period is successful, it is expected that a longer-term terminalling services agreement could be executed with the customer. The trial period commenced in August 2023.

Notification from NYSE Regarding Continued Listing Standard
On July 26, 2023, the Partnership announced that it received notification from the New York Stock Exchange (“NYSE”) that the Partnership was no longer in compliance with the NYSE’s continued minimum price criteria set forth in Section 802.01C of the NYSE’s Listed Company Manual, which provides that the Partnership is considered below compliance standards if the average closing price of the Partnership’s common units is less than $1.00 over a consecutive 30 trading-day period.

The Partnership’s common units will continue to be listed and traded on the NYSE, subject to its compliance with other NYSE continued listing requirements. The NYSE notification does not affect the Partnership’s business operations or its Securities and Exchange Commission reporting requirements, nor does it conflict with or cause an event of default under the Partnership’s Credit Agreement or other agreements.

In accordance with NYSE rules, the Partnership will respond to the NYSE within 10 business days of receipt of the non-compliance notification to notify the NYSE of the Partnership’s intention to cure the deficiency. If the NYSE accepts the Partnership’s plans to regain compliance with the minimum closing price requirement, the Partnership will have a period of six months from receipt of the notification to do so, also referred to as the cure period. Under NYSE rules, the Partnership can regain compliance if on the last trading day of any calendar month during the cure period (or the last trading day of the cure period) the Partnership’s common units have a closing price of at least $1.00 and an average closing price of at least $1.00 over the prior 30 trading-day period.

Distribution for the quarter ended June 30, 2023
On August 8, 2023, the Board of Directors of the Partnership’s general partner, approved the continued suspension of its quarterly distribution, effective for the quarter ended June 30, 2023, and utilize free cash flow to support the Partnership’s operations and potentially pay down debt. In addition, the amendment and interim waiver we entered into with the lenders under our senior secured credit facility (the “Credit Agreement”) in August 2023 prohibits us from making further distributions without our lenders’ consent.

Partnership’s Second Quarter 2023 Operational and Financial Results
Substantially all of the Partnership’s cash flows are generated from multi-year, take-or-pay terminalling services agreements related to its terminals, which include minimum monthly commitment fees. The Partnership’s customers include major integrated oil companies, refiners and marketers, the majority of which are primarily investment-grade rated or high-quality credit counterparties.

The Partnership’s revenues for the second quarter of 2023 relative to the same quarter in 2022 were lower primarily as a result of lower revenues at the Hardisty Terminal due to a reduction in contracted capacity. Revenues were also lower at the Hardisty terminal due to an unfavorable variance in the Canadian exchange rate on the Partnership’s Canadian-dollar denominated contracts during the second quarter of 2023 as compared to the second quarter of 2022. Revenue was lower at the Stroud Terminal due to the conclusion of the Partnership’s terminalling services contracts with its sole customer effective July 1, 2022. In addition, the Partnership had a decrease in revenue due to the sale of the Casper Terminal that occurred at the end of the first quarter of 2023.

The Partnership achieved lower operating costs during the second quarter of 2023 as compared to the second quarter of 2022. The Partnership experienced lower pipeline fee expense which is directly attributable to the associated decrease in the combined Hardisty terminal revenues previously discussed, as compared to the second quarter of 2022. In addition, subcontracted rail services costs were lower due to decreased throughput at the terminals. Operating and maintenance costs were lower primarily due to lower costs incurred associated with the Stroud and Hardisty Terminals primarily resulting from the decreased throughput at the terminals and lower expenses due to the sale of the Casper Terminal.

Selling, general and administrative costs (“SG&A costs”) were lower as SG&A costs for the second quarter of 2022 included expenses associated with the Hardisty South acquisition, with no acquisition expense incurred in the second quarter of 2023. In addition, SG&A costs were lower due to the aforementioned sale of the Casper Terminal. Partially offsetting, were legal costs incurred in the second quarter of 2023 in connection with an internal corporate jurisdictional reorganization.

Depreciation and amortization expenses were lower in the second quarter of 2023 as compared to the same period in 2022, primarily associated with the decrease in the carrying value of the assets at the Casper Terminal resulting from the impairment that was recognized in September 2022. In addition, the Partnership discontinued the depreciation and amortization of its Casper Terminal assets during the current quarter, as the assets were classified as held for sale in January 2023 and subsequently sold in March 2023.

The Partnership generated net income of $4.6 million in the second quarter of 2023 as compared to net income of $3.8 million in the second quarter of 2022. The decreases in operating income due to the factors discussed above coupled with higher interest expense incurred during the second quarter of 2023 resulting from higher interest rates were offset by a higher non-cash gain associated with the Partnership’s interest rate derivatives recognized in the second quarter of 2023 as compared to the comparative period. The Partnership also recognized a lower foreign currency transaction loss in the second quarter of 2023, as compared to the second quarter of 2022.

The Partnership had Net Cash Used in Operating activities of $1.3 million for the three months ended June 30, 2023 as compared Net Cash Provided by Operating Activities of $6.2 million for the prior year period. The decrease in the Partnership’s operating cash flow resulted from the factors already discussed. Net Cash Used in Operating Activities was also impacted by the general timing of receipts and payments of accounts receivable, accounts payable and deferred revenue balances.

Adjusted EBITDA for the second quarter of 2023 decreased by 50% when compared to the same period in 2022 due primarily to the factors discussed above. Distributable Cash Flow decreased to $1.1 million for the current quarter and also includes the impact of higher cash paid for interest and taxes when compared to the prior year quarter.

Partnership’s Second Quarter 2023 Liquidity Position
As of June 30, 2023, the Partnership had approximately $10.3 million of unrestricted cash and cash equivalents and undrawn borrowing capacity of approximately $79.1 million on its $275.0 million Credit Agreement, subject to the Partnership’s continued compliance with financial covenants, and borrowings of $195.9 million outstanding. Per the terms of the Credit Agreement, the Partnership’s available borrowings was limited to 5.50 times its 12-month trailing consolidated EBITDA. As such, the borrowing capacity and available borrowings under the senior secured credit facility, including unrestricted cash and cash equivalents, was approximately $12 million as of June 30, 2023. These terms do not give effect to the amendment to the Credit Agreement entered into in August 2023 and discussed below.

As of July 28, 2023, the Partnership had borrowings of approximately $195.9 million outstanding under its senior secured credit facility and unrestricted cash and cash equivalents of approximately $9.2 million. The Partnership was in compliance with its financial covenants as of June 30, 2023.

Credit Agreement Update
The Partnership’s senior secured credit facility expires on November 2, 2023. The Partnership is in active discussions with the administrative agent and other banks within the lender group, as well as other potential financing sources, regarding the possible extension, renewal or replacement of the senior secured credit facility prior to the expiration of the forbearance under the Amendment described below.

On August 8, 2023, the Partnership entered into an amendment (the “Amendment”) to the Credit Agreement with the lenders and the administrative agent. Pursuant to the Amendment, subject to certain terms and conditions, the lenders have agreed to forbear through and including October 10, 2023, from exercising any rights or remedies arising from certain defaults or events of default asserted by the lenders, which the Partnership disputed, or certain prospective defaults or events of default under the Credit Agreement and other loan documents arising from, among other things, any failure to disclose certain events that give or may give rise to a Material Adverse Effect (as defined in the Credit Agreement). Upon the occurrence of events of default under the Credit Agreement other than those that are the subject of the Amendment or the failure by the borrowers to perform under the terms of the Amendment, the forbearance under the Amendment may be terminated earlier than October 10, 2023.

The Partnership also agreed that it will not be permitted to make any additional requests for new borrowings or letters of credit, or convert outstanding loans from one type to another, in each case under the Credit Agreement. In addition, among other things, the Amendment requires the Partnership to provide additional financial and operational reporting to the administrative agent and the lenders, and further restricts the ability of the Partnership and its subsidiaries, without the consent of the administrative agent and lenders holding at least a majority of the outstanding loans under the Credit Agreement, to incur additional indebtedness, to make additional investments or restricted payments, to sell additional assets or to incur growth capital expenditures. In addition, unless otherwise agreed by the Administrative Agent and lenders holding at least a majority of outstanding loans under the Credit Agreement, the Partnership is required to apply 100% of the net cash proceeds from any asset sales to repay borrowings outstanding under the Credit Agreement.

About USD Partners LP
USD Partners LP is a fee-based, growth-oriented master limited partnership formed in 2014 by US Development Group, LLC (“USD”) to acquire, develop and operate midstream infrastructure and complementary logistics solutions for crude oil, biofuels and other energy-related products. The Partnership generates substantially all of its operating cash flows from multi-year, take-or-pay contracts with primarily investment grade customers, including major integrated oil companies, refiners and marketers. The Partnership’s principal assets include a network of crude oil terminals that facilitate the transportation of heavy crude oil from Western Canada to key demand centers across North America. The Partnership’s operations include railcar loading and unloading, storage and blending in on-site tanks, inbound and outbound pipeline connectivity, truck transloading, as well as other related logistics services. In addition, the Partnership provides customers with leased railcars and fleet services to facilitate the transportation of liquid hydrocarbons and biofuels by rail.

USD, which owns the general partner of USD Partners LP, is engaged in designing, developing, owning, and managing large-scale multi-modal logistics centers and energy-related infrastructure across

North America. USD’s solutions create flexible market access for customers in significant growth areas and key demand centers, including Western Canada, the U.S. Gulf Coast and Mexico. Among other projects, USD is currently pursuing the development of a premier energy logistics terminal on the Houston Ship Channel with capacity for substantial tank storage, multiple docks (including barge and deepwater), inbound and outbound pipeline connectivity, as well as a rail terminal with unit train capabilities. For additional information, please visit texasdeepwater.com. Information on websites referenced in this release is not part of this release.

Non-GAAP Financial Measures
The Partnership defines Adjusted EBITDA as Net Cash Provided by (Used in) Operating Activities adjusted for changes in working capital items, interest, income taxes, foreign currency transaction gains and losses, and other items which do not affect the underlying cash flows produced by the Partnership’s businesses. Adjusted EBITDA is a non-GAAP, supplemental financial measure used by management and external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:
•the Partnership’s liquidity and the ability of the Partnership’s businesses to produce sufficient cash flows to make distributions to the Partnership’s unitholders; and
•the Partnership’s ability to incur and service debt and fund capital expenditures.
The Partnership defines Distributable Cash Flow, or DCF, as Adjusted EBITDA less net cash paid for interest, income taxes and maintenance capital expenditures. DCF does not reflect changes in working capital balances. DCF is a non-GAAP, supplemental financial measure used by management and by external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:
•the amount of cash available for making distributions to the Partnership’s unitholders;
•the excess cash flow being retained for use in enhancing the Partnership’s existing business; and
•the sustainability of the Partnership’s current distribution rate per unit.
The Partnership believes that the presentation of Adjusted EBITDA and DCF in this press release provides information that enhances an investor’s understanding of the Partnership’s ability to generate cash for payment of distributions and other purposes. The GAAP measure most directly comparable to Adjusted EBITDA and DCF is Net Cash Provided by (Used in) Operating Activities. Adjusted EBITDA and DCF should not be considered alternatives to Net Cash Provided by (Used in) Operating Activities or any other measure of liquidity presented in accordance with GAAP. Adjusted EBITDA and DCF exclude some, but not all, items that affect Net Cash Provided by (Used in) Operating Activities and these measures may vary among other companies. As a result, Adjusted EBITDA and DCF may not be comparable to similarly titled measures of other companies. Reconciliations of Net Cash Provided by (Used in) Operating Activities to Adjusted EBITDA and DCF are presented in this press release.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including statements with respect to the ability of the Partnership and USD to achieve contract extensions, new customer agreements and expansions; the ability of the Partnership to extend, renew or replace its senior secured credit facility prior to the expiration of the forbearance under the Amendment; the ability of the Partnership and USD to develop existing and future additional projects and expansion opportunities (including successful completion of USD’s DRU) and whether those projects and opportunities developed by USD would be made available for acquisition, or acquired, by the Partnership; volumes at, and demand for, the Partnership’s terminals; and the amount and timing of future distribution payments and distribution growth. Words and phrases such as “expect,” “plan,” “intent,” “believes,” “projects,” “begin,” “anticipates,” “subject to” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to the Partnership are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this press release was issued. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the Partnership’s ability to enter into new contracts for uncontracted capacity and to renew expiring contracts, actions by the Partnership’s lenders, including with respect to modifications to or waivers under the Credit Agreement in light of the current uncertainty regarding the Partnership’s ability to remain in compliance with the covenants of the Credit Agreement or to refinance the Credit Agreement before the expiration of the forbearance under the Amendment, the Partnership’s ability to obtain additional sources of capital and maintain sufficient liquidity, and changes in general economic conditions and commodity prices, as well as those factors set forth under the heading “Risk Factors” and elsewhere in the Partnership’s most recent Annual Report on Form 10-K and in the Partnership’s subsequent filings with the Securities and Exchange Commission (many of which may be amplified by the COVID-19 pandemic and the recent significant reductions in demand for and prices of crude oil, natural gas and natural gas liquids). The Partnership is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

'(1)
The Partnership presents both GAAP and non-GAAP financial measures in this press release to assist in understanding the Partnership’s liquidity and ability to fund distributions. See “Non-GAAP Financial Measures” and reconciliations of Net Cash Provided by (Used in) Operating Activities, the most directly comparable GAAP measure, to Adjusted EBITDA and Distributable Cash Flow in this press release.

USD Partners LP
Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2023 and 2022
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(in thousands)
Revenues
Terminalling services	$18,364	$31,704	$38,103	$65,527
Terminalling services — related party	732	662	1,446	1,317
Fleet leases — related party	287	913	570	1,825
Fleet services — related party	86	299	171	598
Freight and other reimbursables	—	163	190	260
Freight and other reimbursables — related party	2	—	117	—
Total revenues	19,471	33,741	40,597	69,527
Operating costs
Subcontracted rail services	2,323	3,604	5,608	7,595
Pipeline fees	5,834	8,389	11,307	16,890
Freight and other reimbursables	2	163	307	260
Operating and maintenance	1,015	3,090	2,776	6,576
Operating and maintenance — related party	—	127	—	258
Selling, general and administrative	2,358	4,830	6,758	8,252
Selling, general and administrative — related party	1,795	2,565	3,979	7,889
Gain on sale of business	—	—	(6,202)	—
Depreciation and amortization	1,723	5,765	3,629	11,604
Total operating costs	15,050	28,533	28,162	59,324
Operating income	4,421	5,208	12,435	10,203
Interest expense	4,479	2,097	8,920	3,599
Gain associated with derivative instruments	(4,755)	(812)	(2,905)	(6,896)
Foreign currency transaction loss	48	143	102	1,790
Other income, net	(82)	(4)	(116)	(27)
Income before income taxes	4,731	3,784	6,434	11,737
Provision for (benefit from) income taxes	96	(21)	(176)	459
Net income	$4,635	$3,805	$6,610	$11,278

USD Partners LP
Consolidated Statements of Cash Flows
For the Three and Six Months Ended June 30, 2023 and 2022
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(in thousands)

Cash flows from operating activities:
Net income	$4,635	$3,805	$6,610	$11,278
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,723	5,765	3,629	11,604
Gain associated with derivative instruments	(4,755)	(812)	(2,905)	(6,896)
Settlement of derivative contracts	426	(335)	611	(608)
Unit based compensation expense	879	1,283	1,912	2,520
Gain on sale of business	—	—	(6,202)	—
Loss associated with disposal of assets	—	3	—	3
Deferred income taxes	(4)	(311)	1	(114)
Amortization of deferred financing costs	340	272	658	628
Changes in operating assets and liabilities:
Accounts receivable	(9)	5,452	(4)	398
Accounts receivable — related party	74	1,296	91	1,717
Prepaid expenses, inventory and other assets	657	(5,096)	1,032	(2,727)
Accounts payable and accrued expenses	(2,158)	(703)	(97)	3,361
Accounts payable and accrued expenses — related party	(124)	(1,759)	(526)	(1,038)
Deferred revenue and other liabilities	(2,848)	(3,027)	(6,747)	(5,044)
Deferred revenue and other liabilities — related party	(142)	382	49	366
Net cash provided by (used in) operating activities	(1,306)	6,215	(1,888)	15,448
Cash flows from investing activities:
Additions of property and equipment	—	(88)	(375)	(288)
Internal-use software development costs	(55)	—	(55)	—
Net proceeds from the sale of business	—	—	32,650	—
Acquisition of Hardisty South entities from Sponsor	—	(75,000)	—	(75,000)
Net cash provided by (used in) investing activities	(55)	(75,088)	32,220	(75,288)
Cash flows from financing activities:
Distributions	—	(3,636)	(2,154)	(7,154)
Payments for deferred financing costs	(22)	—	(203)	(13)
Vested Phantom Units used for payment of participant taxes	—	(39)	(671)	(1,091)
Proceeds from long-term debt	—	75,000	—	75,000
Repayments of long-term debt	(19,100)	(6,000)	(19,100)	(12,396)
Net cash provided by (used in) financing activities	(19,122)	65,325	(22,128)	54,346
Effect of exchange rates on cash	55	(108)	90	1,057
Net change in cash, cash equivalents and restricted cash	(20,428)	(3,656)	8,294	(4,437)
Cash, cash equivalents and restricted cash – beginning of period	34,502	11,936	5,780	12,717
Cash, cash equivalents and restricted cash – end of period	$14,074	$8,280	$14,074	$8,280

USD Partners LP
Consolidated Balance Sheets
At June 30, 2023 and December 31, 2022
(unaudited)

	June 30,	December 31,
	2023	2022
ASSETS	(in thousands)
Current assets
Cash and cash equivalents	$10,291	$2,530
Restricted cash	3,783	3,250
Accounts receivable, net	1,766	2,169
Accounts receivable — related party	318	409
Prepaid expenses	2,566	3,188
Assets held for sale	19,141	—
Other current assets	2,560	1,746
Total current assets	40,425	13,292
Property and equipment, net	62,847	106,894
Intangible assets, net	55	3,526
Operating lease right-of-use assets	1,578	1,508
Other non-current assets	1,303	1,556
Total assets	$106,208	$126,776

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable and accrued expenses	$2,852	$3,389
Accounts payable and accrued expenses — related party	631	1,147
Deferred revenue	1,746	3,562
Deferred revenue — related party	—	128
Long-term debt, current portion	195,447	214,092
Operating lease liabilities, current	847	700
Liabilities held for sale	221	—
Other current liabilities	3,182	7,907
Other current liabilities — related party	55	11
Total current liabilities	204,981	230,936
Operating lease liabilities, non-current	702	688
Other non-current liabilities	5,894	7,556
Other non-current liabilities — related party	133	—
Total liabilities	211,710	239,180
Commitments and contingencies
Partners’ capital
Common units	(102,630)	(108,263)
Accumulated other comprehensive loss	(2,872)	(4,141)
Total partners’ capital	(105,502)	(112,404)
Total liabilities and partners’ capital	$106,208	$126,776

USD Partners LP
GAAP to Non-GAAP Reconciliations
For the Three and Six Months Ended June 30, 2023 and 2022

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(in thousands)

Net cash provided by (used in) operating activities	$(1,306)	$6,215	$(1,888)	$15,448
Add (deduct):
Amortization of deferred financing costs	(340)	(272)	(658)	(628)
Deferred income taxes	4	311	(1)	114
Changes in accounts receivable and other assets	(722)	(1,652)	(1,119)	612
Changes in accounts payable and accrued expenses	2,282	2,462	623	(2,323)
Changes in deferred revenue and other liabilities	2,990	2,645	6,698	4,678
Interest expense, net	4,399	2,092	8,807	3,593
Provision for (benefit from) income taxes	96	(21)	(176)	459
Foreign currency transaction loss (1)	48	143	102	1,790
Non-cash deferred amounts (2)	(1,651)	(329)	(3,302)	(1,886)
Adjusted EBITDA attributable to Hardisty South entities prior to acquisition (3)	—	—	—	(258)
Adjusted EBITDA	5,800	11,594	9,086	21,599
Add (deduct):
Cash paid for income taxes, net (4)	(375)	(147)	(1,196)	(680)
Cash paid for interest	(4,307)	(1,185)	(8,406)	(2,360)
Maintenance capital expenditures	—	(50)	—	(50)
Cash paid for interest attributable to Hardisty South entities prior to acquisition (5)	—	—	—	59
Distributable cash flow	$1,118	$10,212	$(516)	$18,568

(1)	Represents foreign exchange transaction amounts associated with activities between the Partnership’s U.S. and Canadian subsidiaries.
(2)	Represents the change in non-cash contract assets and liabilities associated with revenue recognized at blended rates based on tiered rate structures in certain of the Partnership’s customer contracts and deferred revenue associated with deficiency credits that are expected to be used in the future prior to their expiration. Amounts presented are net of the corresponding prepaid Gibson pipeline fee that will be recognized as expense concurrently with the recognition of revenue.
(3)	Adjusted EBITDA attributable to the Hardisty South entities for the three months ended March 31, 2022, was excluded from the Partnership’s Adjusted EBITDA, as these amounts were generated by the Hardisty South entities prior to the Partnership’s acquisition and therefore, they were not amounts that could be distributed to the Partnership’s unitholders. Refer to the table provided below for a reconciliation of “Net cash provided by operating activities” to Adjusted EBITDA for the Hardisty South entities prior to acquisition.
(4)
Includes the net effect of tax refunds of $11 thousand received in the second quarter of 2023 associated with prior period Canadian taxes and $84 thousand received in the second quarter of 2022 associated with carrying back U.S. net operating losses incurred during 2020 and prior periods allowed for by the provisions of the CARES Act.

(5)	Cash payments made for interest of $59 thousand attributable to the Hardisty South entities for the three months ended March 31, 2022 was excluded from the Partnership’s DCF calculations, as these amounts were generated by the Hardisty South entities prior to the Partnership’s acquisition.

The following table sets forth a reconciliation of “Net cash used in operating activities,” the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA attributable to the Hardisty South entities prior to our acquisition of the entities:

Three months ended March 31, 2022
(in thousands)

Net cash used in operating activities	$(1,475)
Add (deduct):
Amortization of deferred financing costs	(84)
Deferred income taxes	(53)
Changes in accounts receivable and other assets	(217)
Changes in accounts payable and accrued expenses	155
Changes in deferred revenue and other liabilities	488
Interest expense, net	117
Provision for income taxes	59
Foreign currency transaction loss	1,600
Non-cash deferred amounts (1)	(332)
Adjusted EBITDA (2)	$258

(1)	Represents the change in non-cash contract assets and liabilities associated with revenue recognized at blended rates based on tiered rate structures in certain of the customer contracts.
(2)
Adjusted EBITDA associated with the Hardisty South entities prior to the Partnership’s acquisition includes the impact of expenses pursuant to a services agreement with USD for the provision of services related to the management and operation of transloading assets. These expenses totaled $3.2 million for the three months ended March 31, 2022. Upon the Partnership’s acquisition of the entities effective April 1, 2022, the services agreement with USD was canceled and a similar agreement was established with the Partnership.

Contact:
Adam Altsuler
Executive Vice President, Chief Financial Officer
(281) 291-3995
aaltsuler@usdg.com

Jennifer Waller
Sr. Director, Financial Reporting and Investor Relations
(832) 991-8383
jwaller@usdg.com